UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                 Under the Securities Exchange Act of 1934

                             (Amendment No. 9)*

                             Hexcel Corporation
------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock (Par Value $0.01 Per Share)
------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                428291 10 8
------------------------------------------------------------------------------
                               (CUSIP Number)

         Robert C. Schwenkel, Esq.                 Ben I. Adler, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP      Goldman, Sachs & Co.
             One New York Plaza                    One New York Plaza
             New York, NY 10004                    New York, NY 10004
               (212) 859-8000                        (212) 902-1000

------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                             and Communications)

                              February 28, 2006
------------------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 2 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             THE GOLDMAN SACHS GROUP, INC.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF, OO

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

               7    SOLE VOTING POWER

  NUMBER OF
                         43,122
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              14,108,893

               9    SOLE DISPOSITIVE POWER
     EACH
                         43,122
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                14,108,893

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             14,152,015(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             15.2%(2)

14     TYPE OF REPORTING PERSON

             HC-CO

(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by The Goldman Sachs Group, Inc. ("GS Group") which are issuable upon the exercise of options granted by the Company which are currently exercisable and held for the benefit of GS Group.

(2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Group.

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 3 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GOLDMAN, SACHS & CO.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF, WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |X|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             NEW YORK

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              14,108,893

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                14,108,893

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             14,108,893

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             15.2%(1)

14     TYPE OF REPORTING PERSON

             BD-PN-IA

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Goldman, Sachs & Co.

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 4 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS ADVISORS 2000, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              10,954,362

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                10,954,362

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             10,954,362

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             11.8%(1)

14     TYPE OF REPORTING PERSON

             OO

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Advisors 2000, L.L.C.

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 5 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GOLDMAN, SACHS & CO. oHG

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             GERMANY

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              335,935

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                335,935

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             335,935

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.4%(1)

14     TYPE OF REPORTING PERSON

             PN

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Goldman, Sachs & Co. oHG.

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 6 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GOLDMAN, SACHS MANAGEMENT GP GmbH

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             GERMANY

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              335,935

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                335,935

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             335,935

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.4%(1)

14     TYPE OF REPORTING PERSON

             CO

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Goldman, Sachs Management GP GmbH.

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 7 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS EMPLOYEE FUNDS 2000 GP, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              2,552,830

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                2,552,830

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,552,830

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.7%(1)

14     TYPE OF REPORTING PERSON

             OO

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Employee Funds 2000 GP, L.L.C.

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 8 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             STONE STREET 2000, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              264,946

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                264,946

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             264,946

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.3%(1)

14     TYPE OF REPORTING PERSON

             OO

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Stone Street 2000, L.L.C.

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 9 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS CAPITAL PARTNERS 2000, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              8,034,955

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                8,034,955

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             8,034,955

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.6%(1)

14     TYPE OF REPORTING PERSON

             PN

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Capital Partners 2000, L.P.

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 10 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             CAYMAN ISLANDS

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              2,919,407

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                2,919,407

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,919,407

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.1%(1)

14     TYPE OF REPORTING PERSON

             PN

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Capital Partners 2000 Offshore, L.P.

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 11 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS CAPITAL PARTNERS 2000 GmbH & CO. BETEILIGUNGS KG

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             GERMANY

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              335,935

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                335,935

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             335,935

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.4%(1)

14     TYPE OF REPORTING PERSON

             PN

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Capital Partners 2000 GmbH & Co. Beteiligungs KG.

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 12 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              2,552,830

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                2,552,830

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,552,830

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.7%(1)

14     TYPE OF REPORTING PERSON

             PN

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Capital Partners 2000 Employee Fund, L.P.

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 13 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             STONE STREET FUND 2000, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              264,946

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                264,946

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             264,946

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.3%(1)

14     TYPE OF REPORTING PERSON

             PN

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Stone Street Fund 2000, L.P.

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 14 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LXH HOLDINGS CORP.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              1.45

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                1.45

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1.45

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             LESS THAN 0.1%

14     TYPE OF REPORTING PERSON

             CO

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 15 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LXH HOLDINGS, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              1.69

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                1.69

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1.69

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             LESS THAN 0.1%

14     TYPE OF REPORTING PERSON

             PN

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 16 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LXH, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF, WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              42

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                42

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             42

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             LESS THAN 0.1%

14     TYPE OF REPORTING PERSON

             OO

                                SCHEDULE 13D
CUSIP No. 428291 10 8                                          Page 17 of 35

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LXH II, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF, WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                               |_|


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

               7    SOLE VOTING POWER

  NUMBER OF
                         0
    SHARES

 BENEFICIALLY  8    SHARED VOTING POWER

   OWNED BY              32

               9    SOLE DISPOSITIVE POWER
     EACH
                         0
  REPORTING

    PERSON     10   SHARED DISPOSITIVE POWER

     WITH                32

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             32

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             LESS THAN 0.1%

14     TYPE OF REPORTING PERSON

             OO

     This Amendment No. 9, filed by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors 2000, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs Management GP GmbH ("GS GmbH"), GS Employee Funds 2000 GP, L.L.C. ("GS Employee 2000"), Stone Street 2000, L.L.C. ("Stone 2000"), GS Capital Partners 2000, L.P. ("GS Capital"), GS Capital Partners 2000 Offshore, L.P. ("GS Offshore"), GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany"), GS Capital Partners 2000 Employee Fund, L.P. ("GS Employee"), Stone Street Fund 2000, L.P. ("Stone Street" and, together with GS Capital, GS Offshore, GS Germany and GS Employee, the "Limited Partnerships"), LXH Holdings Corp. ("LXH Corp."), LXH Holdings, L.P. ("LXH L.P."), LXH, L.L.C. ("LXH"), and LXH II, L.L.C. ("LXH II" and, together with LXH, the "Original Purchasers") (GS Group, Goldman Sachs, GS Advisors, GS oHG, GS GmbH, GS Employee 2000, Stone 2000, the Limited Partnerships, LXH Corp., LXH L.P., and the Original Purchasers, collectively, the "Filing Persons"), amends and supplements the Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission (the "SEC") on December 28, 2000 (as amended by Amendment No. 1 filed on December 20, 2002, Amendment No. 2 filed on March 21, 2003, Amendment No. 3 filed on November 30, 2004, Amendment No. 4 filed on December 21, 2004, Amendment No. 5 filed on December 27, 2004, Amendment No. 6 filed on July 15, 2005, Amendment No. 7 filed on August 10, 2005 and Amendment No. 8 filed on January 4, 2006, the "Schedule 13D"), relating to the common stock, par value $0.01 per share (the "Common Stock"), of Hexcel Corporation, a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Schedule 13D.(1)

ITEM 4. PURPOSE OF TRANSACTION.
        ----------------------

     Item 4 is hereby amended by adding the following immediately before the final three paragraphs thereof:

     On February 28, 2006, the Company advised the Limited Partnerships and the Original Purchasers (collectively, the "GS Selling Stockholders") that the Other Purchasers were exercising one of their three demand registration rights pursuant to Section 2.1(a)(i) of the registration rights agreement, dated as of March 19, 2003, among the Company and the Other Purchasers, and requested that the Company file a registration statement on Form S-3 with respect to an aggregate of 9,495,156 shares of Common Stock beneficially owned by the Other Purchasers. The intended method of distribution of such shares of Common Stock is an underwritten public offering (the "Third Registered Offering").

     On February 28, 2006, the GS Selling Stockholders provided the Company with written notice of the exercise of their piggyback registration rights pursuant to Section 2.2 of the Amended and Restated Registration Rights Agreement and requested that the Company include in the Third Registered Offering up to an aggregate of 14,108,073 shares of Common Stock beneficially owned by them. Even though the GS Selling Stockholders (i) have exercised their piggyback registration rights and requested that the Company include in the Third Registered Offering up to an aggregate of 14,108,073 shares of Common Stock beneficially owned by them and (ii) presently intend to dispose of all such shares in the Third Registered Offering, depending on market conditions and other factors in existence at the time of any such disposition, there can be no assurance that a registration statement with respect to the sale of such shares will be declared effective by the SEC or that such shares will ultimately be sold pursuant to such registration statement. Goldman Sachs will act as an underwriter in the Third Registered Offering.

ITEM 5.  INTERESTS IN SECURITIES OF THE ISSUER.
         -------------------------------------

Item 5 is hereby amended and restated in its entirety as follows:

     (a) As of February 28, 2006, GS Group may be deemed to beneficially own an aggregate of 14,152,015 shares of Common Stock, consisting of: (i) 74 shares of Common Stock that are beneficially owned by the Original Purchasers, as described below; (ii) (A) (I) 10,000 options granted to Mr. Mehra on December 19, 2000 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 10,000 shares of Common Stock, (II) 2,000 options granted to Mr. Mehra on May 10, 2001 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 2,000 shares of Common Stock, (III) 8,000 options granted to Mr. Mehra on July 31, 2001 pursuant to the Hexcel
Incentive Stock Plan, of which all of such options are currently exercisable for 8,000 shares of Common Stock, (IV) 2,000 options granted to Mr. Mehra on May 9, 2002 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 2,000 shares of Common Stock, (V) 2,000 options granted to Mr. Mehra on May 22, 2003 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 2,000 shares of Common Stock, (VI) 1,590 restricted stock units granted to Mr. Mehra on November 16, 2004 pursuant to the Hexcel Incentive Stock Plan, of which one-third of such restricted stock units vested on the date of grant, an additional one-third of such restricted stock units vested on November 16, 2005, the remaining one-third of such restricted stock units will vest on November 16, 2006 and all of such restricted stock units will convert into an equal number of shares of Common Stock on such date as Mr. Mehra ceases to serve as a director of the Company, and (VII) 1,503 restricted stock units granted to Mr. Mehra on May 19, 2005 pursuant to the Hexcel Incentive Stock Plan, of which one-third of such restricted stock units vested on the date of grant, an additional one-third of such restricted stock units will vest on May 19, 2006, the remaining one-third of such restricted stock units will vest on May 19, 2007 and all of such restricted stock units will convert into an equal number of shares of Common Stock on such date as Mr. Mehra ceases to serve as a director of the Company (Sanjeev K. Mehra has an understanding with GS Group pursuant to which he holds the options and restricted stock units described above in (A)(I) through (A)(VII) for the benefit of GS Group),

-----------------------
(1) Neither the present filing nor anything contained herein will be construed as an admission that any Filing Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934.

and (B) (I) 10,000 options granted to Mr. Sacerdote on December 19, 2000 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 10,000 shares of Common Stock, (II) 2,000 options granted to Mr. Sacerdote on May 10, 2001 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 2,000 shares of Common Stock, (III) 2,000 options granted to Mr. Sacerdote on May 9, 2002 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 2,000 shares of Common Stock, (IV) 2,000 options granted to Mr. Sacerdote on May 22, 2003 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 2,000 shares of Common Stock, (V) 1,590 restricted stock units granted to Mr. Sacerdote on November 16, 2004 pursuant to the Hexcel Incentive Stock Plan, of which one-third of such restricted stock units vested on the date of grant, an additional one-third of such restricted stock units vested on November 16, 2005, the remaining one-third of such restricted stock units will vest on November 16, 2006 and all of such restricted stock units will convert into an equal number of shares of Common Stock on such date as Mr. Sacerdote ceases to serve as a director of the Company, and (VI) 1,503 restricted stock units granted to Mr. Sacerdote on May 19, 2005 pursuant to the Hexcel Incentive Stock Plan, of which one-third of such restricted stock units vested on the date of grant, an additional one-third of such restricted stock units will vest on May 19, 2006, the remaining one-third of such restricted stock units will vest on May 19, 2007 and all of such restricted stock units will convert into an equal number of shares of Common Stock on such date as Mr. Sacerdote ceases to serve as a director of the Company (Peter M. Sacerdote has an understanding with GS Group pursuant to which he holds the options and restricted stock units described above in (B)(I) through (B)(VI) for the benefit of GS Group); (iii) 14,107,999 shares of Common Stock that are beneficially owned by the Limited Partnerships, as described below; and
(iv) 820 shares of Common Stock acquired by Goldman Sachs in ordinary course trading activities. The shares of Common Stock that may be deemed to be beneficially owned by GS Group represent approximately 15.2% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Group.

     As of February 28, 2006, Goldman Sachs may be deemed to beneficially own an aggregate of 14,108,893 shares of Common Stock, consisting of: (i) 74 shares of Common Stock that are beneficially owned by the Original Purchasers, as described below; (ii) 14,107,999 shares of Common Stock that are beneficially owned by the Limited Partnerships, as described below; and
(iii) 820 shares of Common Stock acquired by Goldman Sachs in ordinary course trading activities. The shares of Common Stock that may be deemed to be beneficially owned by Goldman Sachs represent approximately 15.2% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Goldman Sachs.

     GS Group and Goldman Sachs disclaim beneficial ownership of the shares of Common Stock beneficially owned by the Original Purchasers and the Limited Partnerships to the extent that partnership or membership interests, as the case may be, in the Limited Partnerships are held by persons other than Goldman Sachs or its affiliates.

     In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division of GS Group and its subsidiaries and affiliates (the "Investment Banking Division"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of GS Group and its subsidiaries and affiliates. The Investment Banking Division disclaims beneficial ownership of securities, if any, beneficially owned by (i) any client accounts with respect to which the Investment Banking Division or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which the Investment Banking Division is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Investment Banking Division.

     As of February 28, 2006, GS Advisors may be deemed to beneficially own an aggregate of 10,954,362 shares of Common Stock, consisting of: (i) 57 shares of Common Stock, of which 42 shares may be deemed to be beneficially owned by GS Capital and 15 shares may be deemed to be beneficially owned by GS Offshore, as described below; and (ii) 10,954,305 shares of Common Stock, of which 8,034,913 shares are beneficially owned by GS Capital and 2,919,392 shares are beneficially owned by GS Offshore, as described below. The shares of Common Stock that may be deemed to be beneficially owned by GS Advisors represent approximately 11.8% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Advisors.

     As of February 28, 2006, GS oHG may be deemed to beneficially own an aggregate of 335,935 shares of Common Stock, consisting of: (i) 2 shares of Common Stock that may be deemed to be beneficially owned by GS Germany; and
(ii) 335,933 shares of Common Stock that are beneficially owned by GS Germany. The shares of Common Stock that may be deemed to be beneficially owned by GS oHG represent approximately 0.4% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS oHG.

     As of February 28, 2006, GS GmbH may be deemed to beneficially own an aggregate of 335,935 shares of Common Stock, consisting of: (i) 2 shares of Common Stock that may be deemed to be beneficially owned by GS Germany; and
(ii) 335,933 shares of Common Stock beneficially owned by GS Germany. The shares of Common Stock that may be deemed to be beneficially owned by GS GmbH represent approximately 0.4% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS GmbH.

     As  of  February  28,  2006,   GS  Employee  2000  may  be  deemed  to
beneficially own an aggregate of 2,552,830 shares of Common Stock, consisting of: (i) 14 shares of Common Stock that may be deemed to be beneficially owned by GS Employee; and (ii) 2,552,816 shares of Common Stock that are beneficially owned by GS Employee. The shares of Common Stock that may be deemed to be beneficially owned by GS Employee 2000 represent approximately 2.7% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Employee 2000.

     As of February 28, 2006, Stone 2000 may be deemed to beneficially own an aggregate of 264,946 shares of Common Stock, consisting of: (i) 1 share of Common Stock that may be deemed to be beneficially owned by Stone Street; and (ii) 264,945 shares of Common Stock that are beneficially owned by Stone Street. The shares of Common Stock that may be deemed to be beneficially owned by Stone 2000 represent approximately 0.3% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Stone 2000.

     As of February 28, 2006, GS Capital may be deemed to beneficially own an aggregate of 8,034,955 shares of Common Stock, consisting of: (i) 42 shares of Common Stock that are beneficially owned by LXH; and (ii) 8,034,913 shares of Common Stock that are beneficially owned by GS Capital. The shares of Common Stock that may be deemed to be beneficially owned by GS Capital represent approximately 8.6% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Capital.

     As of February 28, 2006, GS Offshore may be deemed to beneficially own an aggregate of 2,919,407 shares of Common Stock, consisting of: (i) 15 shares of Common Stock that are beneficially owned by LXH II; and (ii) 2,919,392 shares of Common Stock that are beneficially owned by GS Offshore. The shares of Common Stock that may be deemed to be beneficially owned by GS Offshore represent approximately 3.1% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Offshore.

     As of February 28, 2006, GS Germany may be deemed to beneficially own an aggregate of 335,935 shares of Common Stock, consisting of: (i) 2 shares of Common Stock that are beneficially owned by LXH II; and (ii) 335,933 shares of Common Stock that are beneficially owned by GS Germany. The shares of Common Stock that may be deemed to be beneficially owned by GS Germany represent approximately 0.4% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Germany.

     As of February 28, 2006, GS Employee may be deemed to beneficially own an aggregate of 2,552,830 shares of Common Stock, consisting of: (i) 14 shares of Common Stock that are beneficially owned by LXH II; and (ii) 2,552,816 shares of Common Stock that are beneficially owned by GS Employee. The shares of Common Stock that may be deemed to be beneficially owned by GS Employee represent approximately 2.7% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Employee.

     As of February 28, 2006, Stone Street may be deemed to beneficially own an aggregate of 264,946 shares of Common Stock, consisting of: (i) 1 share of Common Stock that is beneficially owned by LXH II; and (ii) 264,945 shares of Common Stock that are beneficially owned by Stone Street. The shares of Common Stock that may be deemed to be beneficially owned by Stone Street represent approximately 0.3% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Stone Street.

     As of February 28, 2006, LXH Corp. may be deemed to  beneficially  own
1.45 shares of Common Stock, that also may be deemed to be beneficially owned by LXH, LXH L.P. and GS Capital. The shares of Common Stock that may be deemed to be beneficially owned by LXH Corp. represent less than 0.1% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company.

     As of February 28, 2006,  LXH L.P. may be deemed to  beneficially  own
1.69 shares of Common Stock, that also may be deemed to be beneficially owned by LXH and GS Capital. The shares of Common Stock that may be deemed to be beneficially owned by LXH L.P. represent less than 0.1% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company.

     As of February 28, 2006, LXH beneficially owns 42 shares of Common Stock. The shares of Common Stock beneficially owned by LXH represent less than 0.1% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company.

     As of February 28, 2006, LXH II beneficially owns 32 shares of Common Stock. The shares of Common Stock beneficially owned by LXH II represent less than 0.1% of the outstanding shares of Common Stock, based on there being 93,038,134 shares of Common Stock outstanding as of February 23, 2006, which number of shares outstanding was provided by the Company.

     None of the Filing Persons or, to their knowledge, the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto, beneficially owns any shares of Common Stock other than as set forth herein.

     (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock beneficially owned by such Filing Person as indicated above.

     (c) Except as described above, no transactions in the shares of Common Stock were effected by the Filing Persons, or, to their knowledge, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto, since the most recent filing on Schedule 13D by the Filing Persons relating to the Common Stock.

     (d) Except for clients of Goldman Sachs who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock held in managed accounts, no other person is known by any Filing Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by any Filing Person.

     (e) Not applicable.

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 2, 2006


                               THE GOLDMAN SACHS GROUP, INC.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact


                               GOLDMAN, SACHS & CO.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact



                               GS ADVISORS 2000, L.L.C.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact



                               GOLDMAN, SACHS & CO. OHG


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact

                               GOLDMAN, SACHS MANAGEMENT GP GMBH


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact



                               GS EMPLOYEE FUNDS 2000 GP, L.L.C.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact


                               STONE STREET 2000, L.L.C.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact


                               GS CAPITAL PARTNERS 2000, L.P.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact


                               GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact

                               GS CAPITAL PARTNERS 2000 GMBH & CO.
                               BETEILIGUNGS KG


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact


                               GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact


                               STONE STREET FUND 2000, L.P.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact


                               LXH HOLDINGS CORP.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact


                               LXH HOLDINGS, L.P.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact

                               LXH, L.L.C.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact


                               LXH II, L.L.C.


                               By:  /s/Roger S. Begelman
                                    --------------------------
                                   Name:  Roger S. Begelman
                                   Title: Attorney-in-fact

                              SCHEDULE II-A-i

Schedule II-A-i is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer of GS Advisors 2000, L.L.C., the sole general partner of each of GS Capital Partners 2000, L.P. and GS Capital Partners 2000 Offshore, L.P., are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Sanjay H. Patel, Steffen J. Kastner, Bjorn P. Killmer, Benoit Valentin, Ulrika Werdelin, Sang Gyun Ahn and Martin Hintze is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Mary Nee, Hsueh J. Sung and Andrew Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, San Francisco, CA 94104. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

     All executive officers listed below are United States citizens, except as follows: Richard S. Sharp and Sarah E. Smith are citizens of the United Kingdom; Hughes B. Lepic and Benoit Valentin are citizens of France; Adrian
M. Jones is a citizen of Ireland; Bjorn P. Killmer, Steffen J. Kastner and Martin Hintze are citizens of Germany; Hsueh Sung is a citizen of Taiwan, Ankur A. Sahu is a citizen of India, Sang Gyun Ahn is a citizen of South Korea and Ulrika Werdelin is a citizen of Sweden.


Name                               Position                    Present Principal Occupation
---------------------------------- --------------------------- ----------------------------
Richard A. Friedman                President                   Managing Director of Goldman, Sachs & Co.
Joseph H. Gleberman                Vice President              Managing Director of Goldman, Sachs & Co.
Henry Cornell                      Vice President              Managing Director of Goldman, Sachs & Co.
Richard S. Sharp                   Vice President              Managing Director of Goldman Sachs International
Esta E. Stecher                    Assistant Secretary         Managing Director of Goldman, Sachs & Co.
Sanjeev K. Mehra                   Vice President              Managing Director of Goldman, Sachs & Co.
Muneer A. Satter                   Vice President              Managing Director of Goldman, Sachs & Co.
Sanjay H. Patel                    Vice President              Managing Director of Goldman Sachs International
Hsueh J. Sung                      Vice President              Managing Director of Goldman Sachs (Asia) L.L.C.
Steven M. Bunson                   Assistant Secretary         Managing Director of Goldman, Sachs & Co.
Elizabeth C. Fascitelli            Treasurer                   Managing Director of Goldman, Sachs & Co.
David J. Greenwald                 Assistant Secretary         Managing Director of Goldman, Sachs & Co.
Hughes B. Lepic                    Vice President              Managing Director of Goldman Sachs International
Russell E. Makowsky                Assistant Secretary         Managing Director of Goldman, Sachs & Co.
Sarah E. Smith                     Assistant Treasurer         Managing Director of Goldman, Sachs & Co.
Gerald J. Cardinale                Vice President              Managing Director of Goldman, Sachs & Co.
Stephen S. Trevor                  Vice President              Managing Director of Goldman, Sachs & Co.
Joseph P. DiSabato                 Vice President              Managing Director of Goldman, Sachs & Co.
Robert R. Gheewalla                Vice President              Managing Director of Goldman Sachs International
Ben I. Adler                       Vice President              Managing Director of Goldman, Sachs & Co.
Melina E. Higgins                  Vice President              Managing Director of Goldman, Sachs & Co.
Adrian M. Jones                    Vice President              Managing Director of Goldman, Sachs & Co.
John E. Bowman                     Vice President              Managing Director of Goldman, Sachs & Co.
Katherine B. Enquist               Vice President/Secretary    Managing Director of Goldman, Sachs & Co.
Beverly L. O'Toole                 Assistant Secretary         Vice President and Associate General Counsel of Goldman, Sachs & Co.
Matthew E. Tropp                   Assistant Secretary         Vice President and Associate General Counsel of Goldman, Sachs & Co.
Mitchell S. Weiss                  Vice President              Vice President of Goldman, Sachs & Co.
Mary Nee                           Vice President              Executive Director of Goldman Sachs (Asia) L.L.C.
Ulrika Werdelin                    Vice President              Managing Director of Goldman Sachs International
Kenneth A. Pontarelli              Vice President              Managing Director of Goldman, Sachs & Co.
Steffen J. Kastner                 Vice President              Managing Director of Goldman Sachs International
Stuart A. Katz                     Vice President              Managing Director of Goldman, Sachs & Co.
Bjorn P. Killmer                   Vice President              Managing Director of Goldman Sachs International
Benoit Valentin                    Vice President              Managing Director of Goldman Sachs International
Sang Gyun Ahn                      Vice President              Managing Director of Goldman Sachs (Asia) L.L.C.
Martin Hintze                      Vice President              Managing Director of Goldman Sachs International
Michael E. Koester                 Vice President              Managing Director of Goldman, Sachs & Co.
Ankur A. Sahu                      Vice President              Managing Director of Goldman Sachs (Japan) Ltd.
Andrew E. Wolff                    Vice President              Managing Director of Goldman Sachs (Asia) L.L.C.
Christine Serfin                   Vice President              Vice President of Goldman, Sachs & Co.
Julie Abraham                      Assistant Secretary         Vice President and Assistant General Counsel of Goldman, Sachs & Co.


                              SCHEDULE II-A-ii
                              ----------------

Schedule II-A-ii is hereby amended and restated in its entirety as follows:

     The name and principal occupation of each member of the Principal Investment Area Investment Committee of Goldman, Sachs & Co., which exercises the authority of Goldman, Sachs & Co. in managing GS Advisors 2000, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P. and Stone Street Fund 2000, L.P., are set forth below.

     The business address for each member listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows:
The business address of Richard S. Sharp, Robert R. Gheewalla, Hughes B. Lepic and Sanjay H. Patel is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Hsueh J. Sung is 68/F Cheung Kong Centre, Hong Kong.

     All members listed below are United States citizens, except as follows: Richard S. Sharp and Sarah E. Smith are citizens of the United
Kingdom; Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland and Hsueh Sung is a citizen of Taiwan.

Name                        Present Principal Occupation
--------------------------- --------------------------------------------------
Peter M. Sacerdote          Advisory Director of Goldman, Sachs & Co.
Richard A. Friedman         Managing Director of Goldman, Sachs & Co.
Joseph H. Gleberman         Managing Director of Goldman, Sachs & Co.
Henry Cornell               Managing Director of Goldman, Sachs & Co.
Richard S. Sharp            Managing Director of Goldman Sachs International
Sanjeev K. Mehra            Managing Director of Goldman, Sachs & Co.
Muneer A. Satter            Managing Director of Goldman, Sachs & Co.
Joe DiSabato                Managing Director of Goldman, Sachs & Co.
Adrian M. Jones             Managing Director of Goldman, Sachs & Co.
Peter G. Sachs              Senior Director of The Goldman Sachs Group, Inc.
Scott Kapnick               Managing Director of Goldman, Sachs & Co.
Melina E. Higgins           Managing Director of Goldman, Sachs & Co.
Hsueh J. Sung               Managing Director of Goldman Sachs (Asia) L.L.C.
Ben I. Adler                Managing Director of Goldman, Sachs & Co.
Elizabeth C. Fascitelli     Managing Director of Goldman, Sachs & Co.
Sarah E. Smith              Managing Director of Goldman, Sachs & Co.
Stephen S. Trevor           Managing Director of Goldman, Sachs & Co.
Robert R. Gheewalla         Managing Director of Goldman, Sachs International
Hughes B. Lepic             Managing Director of Goldman, Sachs International
Gerald J. Cardinale         Managing Director of Goldman, Sachs & Co.
Sanjay H. Patel             Managing Director of Goldman, Sachs International

                               SCHEDULE II-C
                               -------------

     The name, position and present principal occupation of each executive officer of Stone Street 2000, L.L.C., the sole general partner of Stone Street Fund 2000, L.P., are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Sanjay H. Patel, Steffen J. Kastner, Bjorn P. Killmer, Benoit Valentin, Ulrika Werdelin, Sang Gyun Ahn and Martin Hintze is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Mary Nee, Hsueh J. Sung and Andrew Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, San Francisco, CA 94104. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

     All executive officers listed below are United States citizens, except as follows: Richard S. Sharp and Sarah E. Smith are citizens of the United Kingdom; Hughes B. Lepic and Benoit Valentin are citizens of France; Adrian
M. Jones is a citizen of Ireland; Bjorn P. Killmer, Steffen J. Kastner and Martin Hintze are citizens of Germany; Ulrika Werdelin is a citizen of Sweden, Hsueh J. Sung is a citizen of Taiwan, Ankur A. Sahu is a citizen of India and Sang Gyun Ahn is a citizen of South Korea.

Name                     Position                             Present Principal Occupation
------------------------ ------------------------------------ ---------------------------------------------------------------------
Peter M. Sacerdote       Chairman/President                   Advisory Director of Goldman, Sachs & Co.
Peter G. Sachs           Vice President                       Senior Director of The Goldman Sachs Group, Inc.
Richard A. Friedman      Vice President                       Managing Director of Goldman, Sachs & Co.
Joseph H. Gleberman      Vice President                       Managing Director of Goldman, Sachs & Co.
Henry Cornell            Vice President                       Managing Director of Goldman, Sachs & Co.
Richard S. Sharp         Vice President                       Managing Director of Goldman Sachs International
Esta E. Stecher          Vice President/Assistant Secretary   Managing Director of Goldman, Sachs & Co.
Sanjeev K. Mehra         Vice President/Treasurer             Managing Director of Goldman, Sachs & Co.
Muneer A. Satter         Vice President                       Managing Director of Goldman, Sachs & Co.
Hsueh J. Sung            Vice President                       Managing Director of Goldman Sachs (Asia) L.L.C.
Steven M. Bunson         Assistant Secretary                  Managing Director of Goldman, Sachs & Co.
Elizabeth C. Fascitelli  Vice President                       Managing Director of Goldman, Sachs & Co.
David J. Greenwald       Vice President/Assistant Secretary   Managing Director of Goldman, Sachs & Co.
Hughes B. Lepic          Vice President                       Managing Director of Goldman Sachs International
Russell E. Makowsky      Assistant Secretary                  Managing Director of Goldman, Sachs & Co.
Sarah E. Smith           Assistant Treasurer                  Managing Director of Goldman, Sachs & Co.
Stephen S. Trevor        Vice President                       Managing Director of Goldman, Sachs & Co.
Joseph P. DiSabato       Vice President                       Managing Director of Goldman, Sachs & Co.
Robert R. Gheewalla      Vice President                       Managing Director of Goldman Sachs International
Sanjay H. Patel          Vice President                       Managing Director of Goldman Sachs International
Ben I. Adler             Vice President                       Managing Director of Goldman, Sachs & Co.
Melina E. Higgins        Vice President                       Managing Director of Goldman, Sachs & Co.
John E. Bowman           Vice President                       Managing Director of Goldman, Sachs & Co.
Carrie Teret             Vice President                       Vice President of Goldman, Sachs & Co.
Katherine B. Enquist     Vice President/Secretary             Managing Director of Goldman, Sachs & Co.
Beverly L. O'Toole       Assistant Secretary                  Vice President and Associate General Counsel of Goldman, Sachs & Co.
Mitchell S. Weiss        Vice President                       Vice President of Goldman, Sachs & Co.
Matthew E. Tropp         Assistant Secretary                  Vice President and Associate General Counsel of Goldman, Sachs & Co.
Mary Nee                 Vice President                       Executive Director of Goldman Sachs (Asia) L.L.C.
Richard J. Stingi        Vice President                       Vice President of Goldman, Sachs & Co.
Ulrika Werdelin          Vice President                       Managing Director of Goldman Sachs International
Gerald J. Cardinale      Vice President                       Managing Director of Goldman, Sachs & Co.
Adrian M. Jones          Vice President                       Managing Director of Goldman, Sachs & Co.
Kenneth A. Pontarelli    Vice President                       Managing Director of Goldman, Sachs & Co.
Steffen J. Kastner       Vice President                       Managing Director of Goldman Sachs International
Stuart A. Katz           Vice President                       Managing Director of Goldman, Sachs & Co.
Bjorn P. Killmer         Vice President                       Managing Director of Goldman Sachs International
Benoit Valentin          Vice President                       Managing Director of Goldman Sachs International
Sang Gyun Ahn            Vice President                       Managing Director of Goldman Sachs (Asia) L.L.C.
Martin Hintze            Vice President                       Managing Director of Goldman Sachs International
Michael E. Koester       Vice President                       Managing Director of Goldman, Sachs & Co.
Ankur A. Sahu            Vice President                       Managing Director of Goldman Sachs (Japan) Ltd.
Andrew E. Wolff          Vice President                       Managing Director of Goldman Sachs (Asia) L.L.C.
Christine Serfin         Vice President                       Vice President of Goldman, Sachs & Co.
Julie Abraham            Assistant Secretary                  Vice President and Assistant General Counsel of Goldman, Sachs & Co.


                               SCHEDULE II-D
                               -------------

Schedule II-D is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer of GS Employee Funds 2000 GP, L.L.C., the sole general partner of GS Capital Partners 2000 Employee Fund, L.P., are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Sanjay H. Patel, Steffen J. Kastner, Bjorn P. Killmer, Benoit Valentin, Ulrika Werdelin, Sang Gyun Ahn and Martin Hintze is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Mary Nee, Hsueh J. Sung and Andrew Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, San Francisco, CA 94104. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147,
Japan. All executive officers listed below are United States citizens, except as follows: Richard S. Sharp and Sarah E. Smith are citizens of the United Kingdom, Hughes B. Lepic and Benoit Valentin are citizens of France, Adrian M. Jones is a citizen of Ireland, Steffen J. Kastner, Bjorn P. Killmer and Martin Hitze are citizens of Germany, Ulrika Werdelin is a citizen of Sweden and Hsueh J. Sung is a citizen of Taiwan, Ankur A. Sahu is a citizen of India and Sang Gyun Ahn is a citizen of South Korea.

Name                        Position                            Present Principal Occupation
--------------------------- ---------------------------------   ------------------------------------------------------------
Richard A. Friedman         President                           Managing Director of Goldman, Sachs & Co.
Joseph H. Gleberman         Vice President                      Managing Director of Goldman, Sachs & Co.
Henry Cornell               Vice President                      Managing Director of Goldman, Sachs & Co.
Richard S. Sharp            Vice President                      Managing Director of Goldman Sachs International
Esta E. Stecher             Vice President/Assistant Secretary  Managing Director of Goldman, Sachs & Co.
Sanjeev K. Mehra            Vice President/Treasurer            Managing Director of Goldman, Sachs & Co.
Muneer A. Satter            Vice President                      Managing Director of Goldman, Sachs & Co.
Hsueh J. Sung               Vice President                      Managing Director of Goldman Sachs (Asia) L.L.C.
Steven M. Bunson            Assistant Secretary                 Managing Director of Goldman, Sachs & Co.
Elizabeth C. Fascitelli     Vice President                      Managing Director of Goldman, Sachs & Co.
David J. Greenwald          Vice President/Assistant Secretary  Managing Director of Goldman, Sachs & Co.
Hughes B. Lepic             Vice President                      Managing Director of Goldman Sachs International
Russell E. Makowsky         Assistant Secretary                 Managing Director of Goldman, Sachs & Co.
Sarah E. Smith              Assistant Treasurer                 Managing Director of Goldman, Sachs & Co.
Gerald J. Cardinale         Vice President                      Managing Director of Goldman, Sachs & Co.
Stephen S. Trevor           Vice President                      Managing Director of Goldman, Sachs & Co.
Joseph P. DiSabato          Vice President                      Managing Director of Goldman, Sachs & Co.
Robert R. Gheewalla         Vice President                      Managing Director of Goldman Sachs International
Sanjay H. Patel             Vice President                      Managing Director of Goldman Sachs International
Ben I. Adler                Vice President                      Managing Director of Goldman, Sachs & Co.
Melina E. Higgins           Vice President                      Managing Director of Goldman, Sachs & Co.
Adrian M. Jones             Vice President                      Managing Director of Goldman, Sachs & Co.
John E. Bowman              Vice President                      Managing Director of Goldman, Sachs & Co.
Katherine B. Enquist        Vice President/Secretary            Managing Director of Goldman, Sachs & Co.
Beverly L. O'Toole          Assistant Secretary                 Vice President and Associate General Counsel of Goldman, Sachs & Co.
 Carrie Teret               Vice President                      Vice President of Goldman, Sachs & Co.
Mitchell S. Weiss           Vice President                      Vice President of Goldman, Sachs & Co.
Mary Nee                    Vice President                      Executive Director of Goldman Sachs (Asia) L.L.C.
Matthew E. Tropp            Assistant Secretary                 Vice President and Associate General Counsel of Goldman, Sachs & Co.
Richard J. Stingi           Vice President                      Vice President of Goldman, Sachs & Co.
Ulrika Werdelin             Vice President                      Managing Director of Goldman Sachs International
Kenneth A. Pontarelli       Vice President                      Managing Director of Goldman, Sachs & Co.
Steffen J. Kastner          Vice President                      Managing Director of Goldman Sachs International
Stuart A. Katz              Vice President                      Managing Director of Goldman, Sachs & Co.
Bjorn P. Killmer            Vice President                      Managing Director of Goldman Sachs International
Benoit Valentin             Vice President                      Managing Director of Goldman Sachs International
Sang Gyun Ahn               Vice President                      Managing Director of Goldman Sachs (Asia) L.L.C.
Martin Hintze               Vice President                      Managing Director of Goldman Sachs International
Michael E. Koester          Vice President                      Managing Director of Goldman, Sachs & Co.
Ankur A. Sahu               Vice President                      Managing Director of Goldman Sachs (Japan) Ltd.
Andrew E. Wolff             Vice President                      Managing Director of Goldman Sachs (Asia) L.L.C.
Christine Serfin            Vice President                      Vice President of Goldman, Sachs & Co.
Julie Abraham               Assistant Secretary                 Vice President and Assistant General Counsel of Goldman, Sachs & Co.
